Exhibit 99.1

Surgery Partners Announces Pricing of $400 Million Senior Note Offering

NASHVILLE, Tennessee, March 29, 2016 —Surgery Partners, Inc. (NASDAQ: SGRY) today announced that its wholly owned subsidiary, Surgery Center Holdings, Inc. (collectively, “Surgery Partners”), priced $400,000,000 aggregate principal amount of 8.875% senior unsecured notes due 2021 (the “notes”) in a previously announced private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on March 31, 2016, subject to certain customary closing conditions. The notes will be guaranteed (the “guarantees”) on a senior unsecured basis by each domestic wholly owned subsidiary of Surgery Center Holdings, Inc. that guarantees Surgery Center Holdings, Inc.’s obligations under its senior secured credit facilities.

Surgery Partners intends to use the net proceeds from this offering to repay the borrowings outstanding under its senior secured second lien credit facility, to repay the outstanding balance on its revolving credit facility, to pay fees and expenses associated with this offering and for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale would be unlawful. The notes and the guarantees are being offered and sold only to “qualified institutional buyers” in the United States pursuant to Rule 144A under the Securities Act of 1933, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes and the guarantees have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 relating to the expected closing of the notes offering and Surgery Partners’ intention to apply the resulting net proceeds of the notes. Such statements are based on current expectations and beliefs only, and involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, the realization of which may cause our actual results to differ materially from those projected by such forward-looking statements. The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, Surgery Partners undertakes no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

About Surgery Partners

Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 140 locations across 29 states, including ambulatory surgery centers, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

Contact

Teresa Sparks, CFO

Surgery Partners, Inc.

(615) 234-8940

IR@surgerypartners.com